Exhibit 10.3

ALTRA INDUSTRIAL MOTION CORP.

2014 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of «Date_of_Grant» (the “Date of Grant”), by and between Altra Industrial Motion Corp., a Delaware corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”).  This Agreement is subject to all of the terms and conditions as set forth herein and in the Company’s 2014 Omnibus Incentive Plan, as amended (the “Plan”), which is incorporated herein by reference.

The parties agree as follows:

1.Definitions.  Each of the following terms used herein shall have the following meanings:

“Authorized Retirement” means the Participant’s voluntary resignation from employment with the Company and its Subsidiaries under circumstances which the Committee, in its sole discretion, determines to constitute “Retirement”. For the avoidance of doubt, the Committee’s determination of whether “Retirement” has occurred shall be made on an individual Award basis, and “Retirement” treatment for any one Award shall not require that all Awards held by the Participant will receive “Retirement” treatment.

“Transfer” means any direct or indirect, voluntary or involuntary, offer to sell, transfer, sale, assignment, pledge, hypothecation, short sales, loan, grant of an option to purchase or other disposition, or the entering of any contract or agreement to do any of the foregoing.

Any capitalized term not herein defined shall have the meaning as set forth in the Plan.

2.Grant of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants the Participant a total of [●] Restricted Stock Units (“RSUs”) (such grant, the “Award”).  Each RSU represents an unfunded, unsecured right to receive, subject to satisfaction of the conditions set forth herein, one share of the Company’s common stock par value $0.001 (a “Share”).  RSUs are considered Other Stock-Based Awards for purposes of the Plan.

3.Vesting; Termination of Employment; Change in Control; Settlement; Forfeiture.

(a)Vesting.  The RSUs shall vest in accordance with the schedule set forth on [Appendix [●]]; provided that the Participant continues to be an employee of the Company or a Subsidiary from the Date of Grant through the applicable vesting dates set forth therein (each, a “Vesting Date”).

(b)Termination of Employment; Change in Control. Notwithstanding anything contrary in this Agreement, upon the occurrence of any of the following events, the Participant’s RSUs shall become fully vested (subject, in each case except in the case of the Participant’s

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death, to the Release Condition (as defined below) and the Participant’s compliance with the restrictive covenants provided in Section 8 hereof); provided that if any employment or similar agreement entered into between the Participant, on the one hand, and the Company or a Subsidiary, on the other, provides for treatment of the RSUs that is more favorable to the Participant than the treatment set forth in this Section 3(b), the more favorable treatment set forth in such employment or similar agreement shall govern:

(i)the Participant’s death or termination of employment due to Disability;

(ii)in the discretion of the Committee, the termination of the Participant’s employment with the Company without Cause (not within 24 months following a Change in Control); or

(iii)following a Change in Control, if:

(1)the continuing entity fails to assume the RSUs; or

(2)the Participant is terminated (either by the Company or its successor) without Cause or the Participant voluntarily terminates for Good Reason, in each case, within the 24-month period following the Change in Control.

(c)Authorized Retirement.  Notwithstanding anything contrary in this Agreement, if, on or prior to the applicable Vesting Date, the Participant’s employment is terminated due to an Authorized Retirement, subject to the Release Condition, each unvested RSU will be settled by the Company within 60 days following the Participant’s Authorized Retirement through the issuance of a restricted share of the Company’s common stock (the “Restricted Stock”), which shall remain forfeitable until the applicable Vesting Date.  Notwithstanding the foregoing, in the event that at any time from or after the Participant’s Authorized Retirement, the Company determines that the Restricted Stock has become subject to any applicable U.S. federal, state, local or other tax withholding obligations, (1) the Company shall withhold a number of shares of Restricted Stock with a Fair Market Value equal to such withholding liability (as determined in accordance with Section 7 hereof), and (2) the number of shares of Restricted Stock that are not used to satisfy such withholding liability (the “Net Restricted Shares”) shall remain subject to the transfer restrictions set forth in Section 4 hereof and the Participant’s compliance with the restrictive covenants provided in Section 8 hereof, in each case, until the applicable Vesting Date.  Notwithstanding anything in the Plan to the contrary, with respect to all Restricted Stock, the Participant shall be entitled to receive payment on the applicable payment date of all cash dividends declared by the Company.

The Restricted Stock shall be evidenced in such manner as the Company may deem appropriate, including book-entry registration or issuance of one or more stock certificates.  Any certificate or book-entry credit issued or entered in respect of the Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock substantially in the following form:

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“The transferability of this certificate (if certificated) and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan and an Award Agreement between the Altra Industrial Motion Corp. and the stockholder, as well as the terms and conditions of applicable law.  Copies of such Plan and Agreement are on file at the offices of Altra Industrial Motion Corp.”

(d)Settlement.  Except as set forth in Section 3(c), each vested RSU shall be settled within 60 days following the applicable Vesting Date or such earlier date on which the RSU otherwise becomes vested in accordance with this Agreement or the Plan.  The RSUs may be settled in Shares, in cash in an amount equal to the number of vested RSUs multiplied by the Fair Market Value of a Share as of the applicable Vesting Date, or in a combination of cash and Shares, as determined by the Committee.  In any event, RSUs will be settled no later than 60 days following the date that they are no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)).

(e)Forfeiture.  Except as provided in Sections 3(b) and 3(c) hereof, any unvested RSUs outstanding on the date when the Participant ceases to perform services for the Company or a Subsidiary shall automatically be forfeited as of such date.

4.Restrictions on Transfer; Creditors.  The Participant shall only Transfer the RSUs or Restricted Stock granted hereunder in accordance with the terms of the Plan. Without limiting the foregoing, no RSUs or Restricted Stock or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by Transfer, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

5.Effect of Changes in Capitalization.  The RSUs and Restricted Stock shall be subject to adjustment in accordance with Section 10(c) of the Plan.

6.Release Condition.  Except as otherwise determined by the Committee, if any vesting of the RSUs is subject to a “Release Condition”, the Participant must sign and deliver to the Company a release of claims, in the form provided by the Company (which, following a Change in Control, shall be based on the Company’s form prior to the Change in Control), as consideration for such vesting, within 30 days following the applicable event and shall not revoke it within the period specified therein.

7.Tax Withholding.  In the event the Participant or his or her personal representative elects to satisfy the withholding obligation by executing the withholding election form, the actual number of Shares delivered to the Participant upon vesting of the Award shall be reduced by a number of whole Shares, which, when multiplied by the Fair Market Value on the last trading day prior to the date that the Award is settled, the Company determines is sufficient to satisfy the Participant’s tax obligations in connection with settlement of the Award. The Participant may, instead, choose to deliver to the Company a check payable to the Company in the amount of all withholding tax obligations (whether federal, state, local or foreign income or social insurance tax). In the event

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that the Participant fails to tender either the required certified check or withholding election, the Participant shall be deemed to have elected and executed the withholding election form; provided that, if, at the time that a tax withholding obligation arises in respect of the Award, the Participant has been designated as an “officer” within the meaning of Section 16 of the Exchange Act, unless otherwise elected in writing by the Participant, the Company shall withhold the maximum amount necessary to satisfy the amount of such withholding tax obligations.

8.Non-Compete; Non-Solicitation.

(a)In consideration of the Award, the Participant agrees and covenants not to:

(i)Contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Related Entities, as such business may be expanded from time to time, for a period of two years following the Participant's termination of employment; provided that nothing in this Section 8 shall prohibit the ownership of less than five percent (5%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or listed with the Nasdaq Stock Market;

(ii) Directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Related Entities for two years following the Participant's termination of employment; or

(iii) Directly or indirectly, solicit, contact (including, but not limited to, email, regular mail, express mail, telephone, fax and instant message), attempt to contact or meet with the current, former, or prospective customers of the Company or any of its Related Entities for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Related Entities for a period of two years following the Participant's termination of employment.

(b) If the Participant breaches any of the covenants set forth in Section 8(a):

(i)All unvested portions of this Award (including any unvested RSUs and any Net Restricted Shares) shall be immediately forfeited; and

(ii)the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

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(c)If the Participant has agreed to a non-compete and/or a non-solicitation provision in any other contract or agreement with the Company, then the Company may choose to enforce any other non-compete and/or non-solicitation provision to which the Participant is bound to the extent such provision provides greater restrictions than those provided in Sections 8(a) and 8(b) herein.

9.Section 409A.

(a)It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  It is also intended that the RSUs shall be exempt from Section 409A pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

(b)Neither the Participant nor any of the Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Participant or for the Participant’s benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by the Participant to the Company or any of its Affiliates.

(c)Notwithstanding any provision of this Award Agreement to the contrary, no Shares shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A.  If, at the time of the Participant’s “separation from service” (within the meaning of Section 409A), (i) the Participant shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d)Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all of such taxes or penalties.

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10.General Provisions.

(a)This Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

(b)This Agreement and the Plan constitute the entire agreement between the Company and the Participant concerning the subject matter hereof.  There is no representation or statement made by any party on which another party has relied which is not included in this Agreement.  Any previous agreement between the Company and the Participant concerning the subject matter hereof is hereby terminated and superseded by this Agreement and the Plan.  This Agreement may not be assigned by the Participant except as required in connection with a permitted transfer thereunder.  Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.  Any attempted transfer of this Agreement not in compliance with the terms hereof shall be null and void.

(c)Neither this Agreement nor any term hereof may be amended, modified, waived, discharged or terminated except by a written instrument signed by the Company and the Participant; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

(d)Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(e)THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE RSUs SUBJECT TO THIS AWARD ARE EARNED BY CONTINUING EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) THROUGH THE APPLICABLE VESTING DATES, PURSUANT TO SECTION 3(a) HEREOF, AS AN “AT WILL” EMPLOYEE OF THE COMPANY (OR A SUBSIDIARY) AND NOT THROUGH THE ACT OF BEING HIRED OR ACQUIRING SHARES HEREUNDER.  THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR SUCH PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY (OR A SUBSIDIARY) AT ANY TIME, WITH OR WITHOUT CAUSE.

(f)Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by facsimile transmission, overnight air courier, or first class certified or registered mail, postage prepaid, and addressed to the parties at the

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addresses of the parties set forth at the end of this Agreement or such other address as a party may designate by five (5) days’ advance written notice to the other parties hereto.  All notices and communications shall be deemed to have been received unless otherwise set forth herein:  (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives electronic confirmation that such notice was received by the addressee; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

(g)If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(h)The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Award, to any and awards in respect of capital stock or other securities of the Company or a Subsidiary which may be issued in respect of, in exchange for, or in substitution of the Award, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

(i)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles or other electronic signatures (including PDFs) shall be deemed an original.

(j)The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

(k)This Agreement will not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

(l)By his or her signature below, the Participant agrees to be bound by the terms and conditions of the Plan.  The Participant has reviewed the Plan in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan and this Agreement by the Committee.

(m)With respect to all RSUs, including unvested RSUs, the Participant shall be entitled to receive Dividend Equivalents paid in cash on the applicable Dividend payment date to shareholders in respect of all Dividends declared (or for which a record date is set) by the Company prior to settlement of the RSUs as if such RSUs had been outstanding Shares.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

ALTRA INDUSTRIAL MOTION CORP.:	PARTICIPANT:

By:

Name: Carl R. Christenson Title: Chief Executive Officer	«First_Name» «Last_Name»

Address:	Address:
Altra Industrial Motion Corp. 300 Granite Street, Suite 201 Braintree, MA 02184 Attention: Carl R. Christenson Fax No.: (781) 843-0615	«Street_Address» «City», «State» «Zip»

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